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[aspect DEVELOPMENT LOGO}          PRESS RELEASE                [i2 LOGO]




SHAREHOLDERS APPROVE MERGER OF i2 AND ASPECT

DALLAS, TEXAS AND MOUNTAIN VIEW, CALIF., JUNE 8, 2000 - i2 Technologies, Inc. and Aspect Development, Inc. announced that shareholders of both companies decisively approved the merger agreement in special meetings held concurrently today for the express purpose of voting on the agreement. The merger agreement calls for the issuance of 0.55 of a share of i2 (NASDAQ: ITWO) common stock in exchange for each outstanding share or option of Aspect (NASDAQ: ASDV) common stock.

With these approvals, management teams of the two companies are diligently proceeding toward closing the transaction, which is expected to occur in the next few days. Upon closing, the exchange of shares will commence and shares of Aspect will cease to trade on the Nasdaq National Market.

ABOUT THE COMPANIES:

i2 is the leading global provider of intelligent eBusiness solutions. Founded in 1988, i2's vision is to add $50 billion of value for its customers by the year 2005. i2 is headquartered in Dallas, TX, has approximately 3,600 employees and maintains offices worldwide. Visit i2's Web site at http://www.i2.com.

TradeMatrix(TM) is a comprehensive electronic business solution that enables companies to deploy business-to-business and business-to-consumer portals. TradeMatrix offers the broadest spectrum of solutions and hosted services available including procurement, commerce, fulfillment, customer care, retail, planning and product development enabling customers, partners, suppliers and service providers to conduct business in real-time. TradeMatrix services and marketplaces are powered by i2's advanced optimization and execution capabilities for improved decision-making.

i2 and the i2 logo design are registered trademarks of i2 Technologies, Inc. TradeMatrix is a trademark of i2 Technologies, Inc.

Aspect, headquartered in Mountain View, CA, is the leading global provider of collaborative solutions for business-to-business (B2B) e-commerce and inbound supply for the enterprise and its trading partners. Aspect solutions provide decision support and content for procurement, product development, operations, eCommerce, and marketplaces. Aspect delivers the largest value proposition of any B2B eCommerce solution by reducing production and non-production/MRO spend and increasing revenue and market share by accelerating new product introduction. More than 180 of the world's largest companies, with combined annual revenue of $1 trillion and $500 billion in annual inbound supply spend, are customers of Aspect. For further information on Aspect, visit at www.aspectdv.com.

CAUTIONARY LANGUAGE:

This press release may contain forward-looking statements that involve risks and uncertainties, including the timing of closing the merger transaction. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are actions taken by regulatory authorities and general economic conditions. For additional discussion of factors, which could impact i2's financial results, please refer to i2's recent filings with the SEC, particularly the Form 10-K filed March 22, 2000 and Form 10-Q filed May 15, 2000.

CONTACT:

Sue LaDow                                      Brent Anderson
i2 Technologies, Inc.                          i2 Technologies, Inc.
469-357-3027                                   469-357-6012
susan_ladow@i2.com                             brent_anderson@i2.com